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                                                                    EXHIBIT 99 J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Coventry Group and to the use of our report dated April 28, 2006 on the financial statements and financial highlights of the Boston Trust Balanced Fund, Boston Trust Equity Fund, Boston Trust Small Cap Fund, Walden Social Balanced Fund and Walden Social Equity Fund, each a series of shares of The Coventry Group. Such financial statements and financial highlights appear in The Coventry Group's 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.


                                                /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 1, 2006